EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS


The  Board  of  Directors
Air  Methods  Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 of Air Methods Corporation of our report dated May 31, 2002 relating to the statements of net assets available for participant benefits of the Air Methods Corporation 401(k) Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for participant benefits for the years then ended, and the supplemental schedule, which report appears in the December 31, 2001 Annual Report on Form 11-K of the Air Methods Corporation 401(k) Plan.



                                    /s/  KPMG LLP


Denver, Colorado
June 11, 2002


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